Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS 2010 OPERATING RESULTS

OVERLAND PARK, Kansas (March 31, 2011) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced its operating results for the fourth quarter and year ended December 31, 2010.  An investor conference call is scheduled for 11:15 a.m. EDT today, March 31, 2011 (see details below).

“2010 was a disappointing year for Digital Ally and its shareholders in terms of the Company’s operating performance,” noted Stanton E. Ross, the Company’s Chief Executive Officer.  “In addition, we recorded a $4.3 million non-cash charge during the fourth quarter to reflect an increase in our valuation allowance on deferred tax assets.  This charge, which was necessary due to our recent operating losses, significantly increased our net loss for 2010.”

“However, we have implemented a number of strategic and product development initiatives that enhance our optimism regarding the outlook for 2011 and future years.  In particular, we have downsized the Company’s operating cost structure in a manner that should allow Digital Ally to be profitable at a lower level of domestic sales and without having to rely upon international revenues.  These steps were taken to address the facts that (1) tax revenue shortfalls and budgeting constraints at the state, county and municipal government levels have clouded the outlook for near-term equipment spending by domestic law enforcement agencies, and (2) the timing of international orders has proven to be quite unpredictable.”

“During the latter part of 2010 and early in the current year, we developed and implemented a cost-reduction program that extends throughout the Company,” continued Ross.  “When these cost savings are combined with the downsizing of our manufacturing infrastructure and the planned outsourcing of a large portion of our production requirements, we believe Digital Ally, Inc. can be profitable and cash flow positive at revenue levels approximating $24 million annually – or slightly below the revenue levels achieved last year.  These actions should result in a highly efficient Company that can respond more quickly and effectively to changes in the marketplace.  Looking forward, management will also be able to focus more directly upon marketing strategies aimed at realizing the revenue potential of new products that have been developed to expand our share of the law enforcement market and addressing opportunities in markets outside of law enforcement.”

“As a low-cost provider of a growing line of innovative digital surveillance products, we believe Digital Ally will be well-positioned for a recovery in revenue in 2011, despite the budget uncertainties currently facing state and local governments.  New video products for law enforcement agencies, including the FirstVU and Thermal Ally, will complement and build upon the success of our existing in-car video systems.  Further, the Laser Ally LIDAR system expands our sales potential by targeting the speed enforcement needs of new and existing customers.  We are taking our first step outside of law enforcement with this year’s introduction of the DVM-250 Video Event Recorder, which has been well received by vehicle fleet operators at trade shows and field demonstrations.  We believe this could be one of the most successful new product launches in our history.”

“In conclusion, although state and local government agencies at all levels are struggling financially, we believe low-cost providers of digital technologies that enhance the productivity and safety records of law enforcement agencies and vehicle fleet operators can prosper by delivering greater value and efficiency to their customers.  We are confident that we can take advantage of such opportunities and expect 2011 to be a turnaround year for our Company,” concluded Ross.

For the twelve months ended December 31, 2010, the Company’s revenue declined 4.4% to approximately $25.2 million, compared with revenue of approximately $26.4 million in the year ended December 31, 2009.  The decrease in revenues was due to (1) a 55% reduction in international orders and (2) delays or reductions in the size of orders from domestic law enforcement agencies in response to a challenging economic environment and/or budget cuts due to lower tax revenues.  Domestic sales increased 4.6% in 2010 to approximately $23.4 million, versus approximately $22.4 million in 2009.  The Company shipped 25 individual orders in excess of $100,000 each in 2010, compared with 24 orders in excess of $100,000 each in the previous year.

Gross profits declined 9% to $12,127,249 in 2010, compared with $13,433,044 in the year ended December 31, 2009.  Gross profit margins, which decreased to 48.1% of revenue, versus 50.9% in the previous year, were negatively impacted by costs associated with providing new and existing customers with new wireless transfer module (“WTM”) upgrades that were significantly more expensive than the Company’s previous solution, along with the sale of long lead-time components to contract manufacturers at prices that resulted in breakeven or losses on such items.  The Company’s goal is to improve gross profit margins to 60% in 2011 and in future years through reductions in conversion costs (engineering changes and rework), manufacturing efficiencies related to new products, the outsourcing of certain subcomponents to lower-cost contract manufacturers, quantity purchasing discounts and more effective purchasing practices.

Total Selling, General and Administrative (“SG&A”) expenses increased 5% to $15,921,062 (63.2% of revenue) in 2010, versus $15,222,711 (57.7% of revenue) in 2009.  Research and Development (“R&D”) expenses decreased 5% to $3,437,959 (vs. $3,603,696), primarily due to higher costs early in 2009 associated with completion of certain features of the DVM-750 product.  R&D expenses during 2010 were focused upon completion of the Laser Ally, Thermal Ally and DVM-250 Event Recorder projects. Sales commission expense declined 27% to $2,120,718 last year, compared with $2,893,555 in the previous year, reflecting the higher percentage of commissions paid on a large international order in 2009 and the success of initiatives to improve sales in certain targeted markets.  Promotional and advertising expenses increased during 2010 to $732,336 (vs. $518,138) in support of the launch of the FirstVU, Laser Ally, Thermal Ally and other new products, along with the dedication of greater promotional and marketing resources to international sales activities and increased participation in trade shows in order to generate new sales leads and provide product demonstrations.  Stock-based compensation increased to $1,755,720 (vs. $1,399,879) due to restricted stock grants with shorter vesting periods that were made to officers and directors in January 2010.  Charges related to the purchase and cancellation of employee stock options totaled $358,104 in 2009, whereas no such charges were incurred in the most recent year.  Also during 2009, the Company resolved a dispute with a vendor that resulted in an aggregate benefit of $278,173.  Professional fees and expenses were relatively unchanged at $1,132,513 in 2010, versus $1,118,771 in the previous year.  Executive, sales and administrative staff payroll expenses increased 29% to $3,881,263 in the year ended December 31, 2010, versus $3,016,035 in the twelve months ended December 31, 2009, primarily due to higher payroll costs related to additional sales and marketing personnel.  Other SG&A expenses increased 10% to $2,860,553 in 2010, versus $2,592,706 in 2009, primarily due to higher insurance costs, along with facility-related and travel expenses, partially offset by cost containment measures implemented during 2010.

The Company reported a 2010 operating loss of ($3,793,813), compared with an operating loss of ($1,789,667) in the year ended December 31, 2009.

A pretax loss of ($3,794,525) was recorded in the year ended December 31, 2010, versus a pretax loss of ($1,754,317) in the year ended December 31, 2009.  After an income tax provision of $2,750,000, including a non-cash charge of $4.3 million to reflect an increase in the valuation reserve on deferred tax assets, the Company reported a net loss of ($6,544,525) in 2010  This compared with a net loss of ($1,114,317), including an income tax benefit of $640,000, in the year ended December 31, 2009.

The Company reported a net loss of ($0.40) per share in 2010, compared with a net loss of ($0.07) per share in 2009.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($1,239,435), or ($0.08) per share, in the year ended December 31, 2010, versus adjusted net income of $918,522, or $0.06 per diluted share, in the year ended December 31, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

For the quarter ended December 31, 2010, the Company’s revenue decreased 31% to approximately $6.4 million, compared with revenue of approximately $9.2 million in the fourth quarter of 2009.  The Company shipped a $3.3 million order in the fourth quarter of 2009 to the Turkish National Police, whereas no large international orders were shipped in the fourth quarter of 2010.

Gross profits declined 44% to $2,629,094, versus $4,727,911 in the three months ended December 31. 2009.  Gross profit margins approximated 41.4% of revenue in the fourth quarter of 2010, versus 51.1% in the year-earlier period, due to the same factors that negatively impacted such margins for the full year.

Total SG&A expenses declined 6% to $4,104,834 (64.6% of revenue) in the three months ended December 31, 2010, versus $4,386,744 (47.4% of sales) in the final quarter of 2009.  Research and development expenses increased 5% to $842,158, versus $800,658 in the three months ended December 31, 2009.  Sales, advertising and promotional expense declined 50% to $744,846 in the fourth quarter of 2010, compared with $1,489,159 in the three months ended December 31, 2009.  Stock-based compensation increased from $345,876 in the fourth quarter of 2009 to $385,374 in the final quarter of 2010.  General and administrative expenses increased 22% to $2,132,456 in the three months ended December 31, 2010, versus $1,751,051 in the three months ended December 31, 2009.

The Company reported an operating loss of ($1,475,740) in the quarter ended December 31, 2010, compared with operating income of $341,167 in the prior-year period.

A pretax loss of ($1,490,733) was recorded in the fourth quarter of 2010, versus pretax income of $349,428 in the year-earlier quarter.  After an income tax provision of $3,498,000 that was related to the abovementioned increase in the valuation reserve on deferred tax assets, the Company reported a net loss of ($4,988,733) in the fourth quarter of 2010.  This compared with net income of $269,428, including an income tax provision of $80,000, in the three months ended December 31, 2009.

The Company reported a net loss of ($0.31) per share in the three months ended December 31, 2010, compared with net income of $0.02 per diluted share in the three months ended December 31, 2009.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($906,262), or ($0.06) per share, in the three months ended December 31, 2010, versus adjusted net income of $939,325, or $0.06 per diluted share, in the quarter ended December 31, 2009.  (Non-GAAP adjusted net income (loss) is described in greater detail in a table at the end of this news release).

The Company had $623,475 of cash and cash equivalent balances and net positive working capital approximating $10.8 million, including accounts receivable balances of $4,779,553, as of December 31, 2010.  Inventory represented $10,088,285 of net working capital and finished goods represented $6,460,924 of total inventory at December 31, 2010.  The Company expects that finished goods will be converted to cash quickly when customer orders are received and shipments occur in 2011.  The Company is actively managing the overall level of inventory and believes that such levels will be reduced during 2011.  This should provide additional cash flow to support operations during 2011.

Borrowings outstanding under the Company’s current line of credit approximate $1.5 million, which, when considering outstanding letters of credit, leaves limited or no further available borrowings as of December 31, 2010.  The current credit facility matures in June 2011, and the Company believes that it is unlikely that the bank will be willing to extend or renew the facility under terms that are mutually agreeable.  The Company also believes that it is unlikely that it will be able to retire the existing borrowings at maturity in June 2011 without having a replacement credit facility in place unless its efforts to reduce inventory and increase cash flow are successful.  The Company is in discussions with various financial institutions and third parties with the goal of obtaining a replacement credit facility.  It will be difficult to replace the existing line of credit facility given the Company’s recent operating losses and the current banking environment, and any new credit facility may be on terms not favorable to the Company.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to SFAS 123(R).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EDT) today, March 31, 2011, to discuss its fourth quarter and full year 2010 operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on March 31, 2010.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=77684.  A replay of the conference call will be available one hour after the completion of the conference call until 5:00 p.m. on Wednesday, June 1, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 449427.

The call will also be archived on the Internet through June 1, 2011, at www.videonewswire.com/event.asp?id=77684 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to increase revenues, regain profitability and generate positive cash flow in 2011 in the current economic environment; whether the Company will be able to replace its current credit facility when it matures in June 2011 or repay borrowings under the facility through cash flow; the risk that any new credit facility, if obtained, will include terms and conditions not favorable to the Company; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned or advertised; its ability to achieve improved production and other efficiencies to improve its gross and operating margins; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU, Thermal Ally, Laser Ally and DVM-250 Video Event Recorder; whether the initial interest in its new products will translate into future sales; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

 DIGITAL ALLY, INC.
CONDENSED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$623,475	$183,150
Accounts receivable-trade, less allowance for doubtful accounts of $110,000 - 2010 and $110,000 – 2009	4,779,553	8,398,353
Accounts receivable-other	345,711	476,049
Inventories	10,088,285	7,370,505
Prepaid expenses	341,584	224,923
Deferred taxes, net	—	1,695,000

Total current assets	16,178,608	18,347,980

Furniture, fixtures and equipment	3,352,372	3,010,977
Less accumulated depreciation and amortization	2,307,244	1,592,874

	1,045,128	1,418,103

Deferred taxes, net	—	1,160,000
Intangible assets, net	293,577	336,182
Other assets	91,133	135,674

Total assets	$17,608,446	$21,397,939

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,157,033	$2,000,541
Line of credit	1,500,000	—
Accrued expenses	728,479	1,781,969
Income taxes payable	25,625	9,171
Customer deposits	2,642	39,924

Total current liabilities	5,413,779	3,831,605

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,652,218 – 2010 and 16,169,739 – 2009	16,652	16,170
Additional paid in capital	21,649,567	20,007,430
Treasury stock, at cost (shares: 508,145 – 2010 and 248,610 - 2009)	(2,157,226)	(1,687,465)
Accumulated deficit	(7,314,326)	(769,801)

Total stockholders’ equity	12,194,667	17,566,334

Total liabilities and stockholders’ equity	$17,608,446	$21,397,939

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS
ENDED DECEMBER 31, 2010 AND 2009
(unaudited)

	Three Months ended December 31,		Years ended December 31,
	2010	2009	2010	2009

Product revenue	$6,238,748	$9,048,241	$24,581,907	$25,318,294
Other revenue	119,219	196,949	629,098	1,047,959

Total revenue	6,357,967	9,245,190	25,211,005	26,366,253
Cost of revenue	3,728,873	4,517,279	13,083,756	12,933,209

Gross profit	2,629,094	4,727,911	12,127,249	13,433,044

Selling, general and administrative expenses:
Research and development expense	842,158	800,658	3,437,959	3,603,696
Selling, advertising and promotional expense	744,846	1,489,159	2,853,054	3,411,693
Stock-based compensation expense	385,374	345,876	1,755,720	1,399,879
Charges related to purchase and cancellation of employee stock options	—	—	—	358,104
Vendor settlements and credits	—	—	—	(278,173)
General and administrative expense	2,132,456	1,751,051	7,874,329	6,727,512

Total selling, general and administrative expenses	4,104,834	4,386,744	15,921,062	15,222,711

Operating income (loss)	(1,475,740)	341,167	(3,793,813)	(1,789,667)

Interest income	5,289	8,261	24,153	35,350
Interest expense	(20,282)	—	(24,865)	—

Income (loss) before income tax benefit (provision)	(1,490,733)	349,428	(3,794,525)	(1,754,317)
Income tax benefit (provision)	(3,498,000)	(80,000)	(2,750,000)	640,000

Net income (loss)	$(4,988,733)	$269,428	$(6,544,525)	$(1,114,317)

Net income (loss) per share information:
Basic	$(0.31)	$0.02	$(0.40)	$(0.07)
Diluted	$(0.31)	$0.02	$(0.40)	$(0.07)

Weighted average shares outstanding:
Basic	16,144,073	15,821,075	16,315,026	15,797,991
Diluted	16,144,073	16,572,850	16,315,026	15,797,991

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME (LOSS)
FOR THE THREE MONTHS AND YEARS ENDED
DECEMBER 31, 2010 AND 2009
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net income (loss)	$(4,988,733)	$269,428	$(6,544,525)	$(1,114,317)
Non-GAAP adjustments:
Income tax provision (benefit)	3,498,000	80,000	2,750,000	(640,000)
Stock-based compensation	385,374	345,876	1,755,720	1,757,983
Depreciation and amortization	199,097	244,021	799,370	914,856

Total Non-GAAP adjustments	4,082,471	669,897	5,305,090	2,032,839

Non-GAAP adjusted net income (loss)	$(906,262)	$939,325	$(1,239,435)	$918,522

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.06)	$0.06	$(0.08)	$0.06
Diluted	$(0.06)	$0.06	$(0.08)	$0.06

Weighted average shares outstanding:
Basic	16,144,073	15,821,075	16,315,026	15,797,991
Diluted	16,144,073	16,572,850	16,315,026	15,797,991

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009
(unaudited)

	2010	2009
Cash Flows From Operating Activities:
Net loss	$(6,544,525)	$(1,114,317)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	799,370	914,856
Stock based compensation	1,755,720	1,757,983
Provision for inventory obsolescence	173,152	31,304
Provision for bad debts	—	34,066
Deferred tax provision (benefit)	2,855,000	(535,000)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	3,618,800	(2,190,113)
Accounts receivable - other	130,338	(61,873)
Inventories	(2,890,932)	958,152
Prepaid income taxes	—	85,943
Prepaid expenses	(116,661)	(7,007)
Other assets	44,541	13,392
Increase (decrease) in:
Accounts payable	1,156,492	(791,024)
Accrued expenses	(1,136,891)	728,345
Income taxes payable	16,454	9,171
Customer deposits	(37,282)	(44,115)

Net cash used in operating activities	(176,424)	(210,237)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(341,395)	(539,772)
Additions to intangible assets	(42,395)	(31,075)

Net cash used in investing activities	(383,790)	(570,847)

Cash Flows from Financing Activities:
Net borrowings of line-of-credit	1,500,000	—
Proceeds from exercise of stock options and warrants	95,300	261,399
Deficiency in tax benefits related to stock-based compensation	(125,000)	(120,000)
Purchase of common shares for treasury	(469,761)	(63,112)
Purchase of employee stock options	—	(320,000)

Net cash provided by (used in) financing activities	1,000,539	(241,713)

Net increase (decrease) in cash and cash equivalents	440,325	(1,022,797)
Cash and cash equivalents, beginning of period	183,150	1,205,947

Cash and cash equivalents, end of period	$623,475	$183,150

Supplemental disclosures of cash flow information:
Cash payments for interest	$24,865	$—

Cash payments for income taxes	$15,783	$21,811

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$58,750	$58,750

Common stock surrendered as consideration for exercise of stock options	$833,991	$321,743

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 FILED WITH THE SEC)